UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2010

GeoEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33015	20-2759725
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
21700 Atlantic Blvd.
Dulles, Virginia 20166
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 480-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 8, 2010, GeoEye, Inc. (the “Company”) submitted its EnhancedView bid in response to the National Geospatial-Intelligence Agency’s (“NGA”) request for proposal (“RFP”) contracting process. During the RFP process, the US Government added a requirement that bidders seeking a cost share from the U.S. Government under the program need to provide an irrevocable letter of credit in an amount equal to the cost share.
     In order to provide the collateral necessary to support the letter of credit, and as set forth in a binding commitment disclosed on a Form 8-K filed on March 10, 2010, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Cerberus Satellite LLC (together with its affiliates, funds and managed accounts, “Cerberus”) on March 22, 2010. Pursuant to the Stock Purchase Agreement, Cerberus agreed to purchase from the Company and the Company agreed to sell to Cerberus, subject to certain conditions (including the condition that the Company receive an award under the EnhancedView program on terms conforming with the U.S. Government’s RFP), 115,000 shares of a newly issued series of convertible preferred stock of the Company (the “Preferred Stock”), having an initial liquidation preference of $1,000 per share (the “Equity Financing”).
     The issuance of 115,000 shares of Preferred Stock would represent an ownership interest, assuming conversion of such Preferred Stock to the Company’s common stock, par value $0.01 per share (the “Common Stock”), of approximately 15.4% at this time. If consummated, and other than in the case that the Company is awarded the EnhancedView Imagery Acquisition Contract on a “non-conforming basis” (i.e., without a requirement for posting a funded letter of credit in connection with the award), the Equity Financing would provide the Company after original issue discount with gross proceeds of up to $112,125,000. If the Company is awarded the EnhancedView Imagery Acquisition Contract on a non-conforming basis, the Company will no longer be obligated to issue 115,000 shares of Preferred Stock to Cerberus, but Cerberus will have the option to purchase 80,000 shares of Preferred Stock resulting in gross proceeds to the Company of $78,000,000. The issuance of 80,000 shares of Preferred Stock would represent an ownership interest, assuming conversion of such Preferred Stock to the Company’s Common Stock, of approximately 11.2% at this time.
     Under the terms of the form of Certificate of Designations governing the Preferred Stock, the holders of the Preferred Stock may convert the Preferred Stock at any time, in whole or in part, into shares of Common Stock, at a conversion price of $30.00 per share of Common Stock, subject to adjustment for corporate events of generally applicability and customary anti-dilution protections (the “Conversion Price”). In no event shall the Conversion Price fall below $25.55, except for adjustments for stock splits, reverse stock splits and similar events. No conversion of Preferred Stock will be permitted to the extent that (i) Cerberus would individually (or as a member of a group) hold in excess of 19.99% of the Company’s voting power after the proposed conversion or (ii) the aggregate shares of Common Stock underlying the Preferred Stock owned by Cerberus (or as a member of a group) would at such time exceed 19.99% of the Company’s aggregate outstanding Common Stock. The Company may, at its option, redeem the Preferred Stock at a price equal to the liquidation amount, plus accrued but unpaid dividends to the redemption date on or after six years from the date on which the Preferred Stock is issued, at such time as (i) the average trading price for the Common Stock is equal to or greater than $52.50 for a period of 30 or more consecutive trading days immediately preceding the call for redemption and (ii) the Common Stock underlying the Preferred Stock is registered on an effective registration statement. Dividends on the Preferred Stock are payable at the rate of 5% per annum, payable in cash (at the Company’s option, when, as and if declared by the Company) or in addition to the aggregate liquidation preference of the Preferred Stock. The holders of the Preferred Stock will also be entitled to participate on an as converted basis in any dividends payable on the Common Stock. Holders of the Preferred Stock will vote with the Common Stock on an as-converted basis. However, Cerberus will not be permitted to vote Preferred Stock to the extent it would result in Cerberus voting more than an equivalent of 19.99% of the Company’s outstanding voting securities. As long as Cerberus and its affiliates have beneficial ownership of (i) at least 50% of the Preferred Stock (or an equivalent amount of Common Stock issuable upon conversion thereof) or (ii) Common Stock (including on account of ownership of Preferred Stock or other instruments directly or indirectly convertible into or exchangeable or exercisable for Common Stock) representing in the aggregate at least 7.5% of the Company’s outstanding Common Stock, on a fully-converted basis, it will be entitled to appoint one director to the Company’s Board of Directors. In addition, as long as Cerberus and its affiliates either have beneficial ownership of (i) at least 50% of the Preferred Stock (or an equivalent amount of Common Stock issuable upon conversion thereof) or (ii) Common Stock (including on account of ownership of Preferred Stock of other instruments directly or indirectly convertible into or exchangeable or exercisable for Common Stock) representing at least, in the aggregate, 5% of the Company’s outstanding Common Stock, on a fully-converted basis, it will be entitled to appoint one observer to attend all meetings of the Company’s Board of Directors.

     Additionally, on March 22, 2010, the Company entered into a notes purchase agreement (the “Notes Purchase Agreement”) with Cerberus. Pursuant to the Notes Purchase Agreement, Cerberus agreed to purchase and the Company, at its option (agreed to sell) $100,000,000 in aggregate principal amount of newly issued senior unsecured notes (the “Senior Notes”) of the Company (collectively, the “Notes Financing” and, together with the Equity Financing, the “Financings”). Under the terms of the Notes Purchase Agreement and form of indenture governing the Senior Notes, if the Company exercises its right to sell the Senior Notes, the Senior Notes will mature on April 1, 2016 and will bear interest at a rate of 8% plus the greater of three-month LIBOR or 2%. The Company’s obligations under the Senior Notes will be guaranteed by the Company’s existing and subsequently acquired or formed U.S. subsidiaries. Under the terms of the form of indenture governing the Senior Notes, on or after three years from the date on which the Senior Notes are issued, the Company could, at its option, at any time or from time to time, redeem, all or part, of the Senior Notes at redemption prices equal to 105% after the third anniversary, 102.5% after the fourth anniversary or 100% after the fifth anniversary, as applicable, plus accrued and unpaid interest.
     Forms of registration rights agreements to be entered into at the applicable closing, attached as exhibits to each of the Stock Purchase Agreement and Notes Purchase Agreement, provide Cerberus and its direct and indirect transferees certain registration rights with the respect to the Preferred Stock (and underlying Common Stock) and the Notes, respectively. The closing of the Financings are conditioned upon, among other things, the award to the Company of a satellite under the EnhancedView Imagery Acquisition Contract and other conditions precedent.
          The foregoing description of the Stock Purchase Agreement and Notes Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to each of the Stock Purchase Agreement and Notes Purchase Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated into this Item 1.01 by reference. The Stock Purchase Agreement and Notes Purchase Agreement have been included to provide investors and security holders with information regarding their respective terms. They are not intended to provide any other factual information about the Company, Cerberus or their respective subsidiaries and affiliates. The Stock Purchase Agreement and Notes Purchase Agreement contain representations and warranties by the Company, on the one hand, and by Cerberus, on the other hand, made solely for the benefit of the other.
          Certain representations and warranties in the Stock Purchase Agreement and Notes Purchase Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the Company and its applicable subsidiaries, on the one hand, and Cerberus, on the other hand. Accordingly, the representations and warranties in the Stock Purchase Agreement and Notes Purchase Agreement by the Company and its applicable subsidiaries are not necessarily characterizations of the actual state of facts about the Company and its applicable subsidiaries at the time they were made or otherwise and should only be read in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Title
10.1	Stock Purchase Agreement, dated March 22, 2010.
10.2	Notes Purchase Agreement, dated March 22, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 26, 2010	GEOEYE, INC.
	By:	/s/ William L. Warren
Name: William L. Warren Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated March 22, 2010
10.2	Notes Purchase Agreement, dated March 22, 2010